UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 23, 2010

PTS, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

000-25485 (Commission File Number)	88-0380544 (IRS Employer Identification No.)
3355 Spring Mountain Road, Suite 66 Las Vegas, Nevada (principal executive offices)	89102 (Zip Code)

(702) 997-3347
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]

Written communications pursuant to Rule 425 under the Securities Act

[   ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On February 23, 2010, PTS, Inc., entered into an Exchange and Settlement Agreement (the “Agreement”) with Mr. Peter Chin to resolve mutual obligations and liabilities.  The effect of the agreement was that Mr. Peter Chin would resign from all positions and appointments in PTS, Inc. as of the close of business on February 23, 2010 and the Board would accept such resignation, and that further Peter Chin would forgive $502,699.15 worth of collective accumulated obligations for salary, advances and expenses from PTS, Inc. and would further exchange 4,763,333 PTS, Inc. Series A preferred shares (worth approximately $321,524 based on closing bid price at February 12, 2010) in exchange for 10,000,000 Series A preferred shares in Disability Access Corporation, held by PTS, Inc. (approximate value $10,000.00) plus 1,175,126,879 common shares in Disability Access Corporation (approximate value $117,512.69) held by PTS, Inc. plus all notes receivable (including debentures) held by PTS, Inc. in Disability Access Corporation and/or its subsidiary Disability Access Consultants, Inc. which collectively total $593,343.69 as of December 31, 2010.  The net exchange would be an unaudited non cash gain to PTS, Inc. in the approximate amount of $103,366.77 and would eliminate PTS, Inc.’s interest in Disability Access Corporation as well as Disability Access Consultants, Inc. A copy of the Exchange and Settlement Agreement is attached hereto as Exhibit 10.1

Section 5 – Corporate Governance and Management

Item 5.01 Change in Control of Registrant

See “Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers” below for description of change in control of registrant, which is incorporated herein by this reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 23, 2010, the Registrant accepted the resignations of Peter Chin as the Registrant’s chief executive officer, chief financial officer and chairman of the board of directors. Mr. Chin’s resignations were in connection with the consummation of the Exchange and Settlement Agreement as set forth above and detailed in Section 1.01 of this Form 8-K, and do not arise from any disagreement on any matter relating to the Registrant’s operations, policies or practices, nor regarding the general direction of the Registrant.  Effective as of the same date the Registrant elected and appointed Marc Pintar as interim chief executive officer, interim chief financial officer and interim chairman of the board of directors of the Registrant.

Biographical information for Marc Pintar

With over 15 years of business experience Marc Pintar began his career at Farmers Insurance as the youngest member of the management team in the company’s history.  Marc went on to train divisions at GE in 2001-2003 and American Family Insurance in 2003-2006, resulting in a 5%-8% increase in recovery.  In late 2006 Marc focused on his MBA.  Marc has traveled extensively, world-wide, and lived overseas for nine months in 2007.  While abroad he gained knowledge in global economics and international finance working as an independent consultant.  He has proven abilities in analysis, negotiations, strategic management and leadership. After receiving his MBA in 2008 Marc worked as an independent management consultant where he decreased overall costs by $1,200,000 annually for his client.  Over the years Marc has been a key member of several start-up companies including a private Arizona consulting firm in 2009 as the COO, where he increased workforce productivity, influenced growth, and reduced turnover.  In 2009 Marc continued to work as an independent consultant and assisted in bringing public companies current and holds officer and director positions in several public companies including Reynaldo’s Mexican Food Company, Inc., Videolocity International, Inc., Zamage Digital Art Imaging, Inc., Eline Entertainment Group, Inc. Global MedicalProducts Holdings, Inc., and Skybridge Technology Group, Inc. Marc holds a Bachelor of Science degree in Management Systems (operation management) from Arizona State University, a MBA degree, with honors, from Regis University, and received his Six Sigma Greenbelt Certification.

On February 28, 2010, the Registrant accepted the resignation from Connie Kim as the secretary and a member of the board of directors of the Registrant. Effective as of the same date, to fill the vacancy created by Ms. Kim’s resignation, Marc Pintar was appointed interim secretary. At this time, no one has been chosen to fill the vacancy on the board of directors left by Ms. Kim.

Section 9 - Financial Statements and Exhibits

Item 9.01 Exhibits.

(d) Exhibits:

Exhibit No.	Document
10.2	Exchange and Settlement Agreement dated February 23, 2010 between PTS, Inc. and Peter Chin.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 1, 2010	PTS, Inc.

By /s/ Marc Pintar
Marc Pintar